Exhibit 10.31
IDEXX LABORATORIES, INC.
DIRECTOR DEFERRED COMPENSATION PLAN
Restated Effective as of October 29, 2025
The Director Deferred Compensation Plan of IDEXX Laboratories, Inc. (the “Plan”) was initially established effective July 1, 2003 to provide an additional mechanism for satisfying stock ownership guidelines, as well as to provide a vehicle for non-employee Directors to defer the receipt of taxable income. The Plan is intended to be an “unfunded” plan maintained for the purpose of providing deferred compensation to non-employee members of the Board of Directors for purposes of Title I of the Employee Retirement Income Security Act of 1974. The Plan was amended and restated in its entirety, effective January 1, 2005, primarily for the purpose of complying with the applicable requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), and Proposed Regulations §§ 1.409A-1 et seq., and the Company operated the Plan in good faith compliance with Code Section 409A and the restated Plan document since that time. The Plan was subsequently amended and restated in its entirety (i) effective January 1, 2008, for the purpose of continuing compliance with Section 409A of the Code and Final Regulations §§1.409A-1 et seq., (ii) effective May 6, 2009, for the purpose of replacing a reference to the 2003 Stock Incentive Plan with the 2009 Stock Incentive Plan, which superseded the 2003 Stock Incentive Plan on May 6, 2009, (iii) effective as of July 14, 2010 for the purpose of modifying certain provisions relating to the payment of benefits, and (iv) effective October 13, 2021, for the purpose of replacing a reference to the 2009 Stock Incentive Plan with the 2018 Stock Incentive Plan, which superseded the 2009 Stock Incentive Plan on May 9, 2018, and revising the deferral features relating to Director’s annual equity grants. Effective October 29, 2025, the Plan is hereby further amended and restated for the purpose of implementing technical and administrative amendments regarding the period over which an Equity Grant Deferral Election remains in effect and clarifying the vesting of grants of Deferred Stock Units pursuant to an Equity Grant Deferral Election.
Article I
DEFINITIONS
Unless the context otherwise requires, the following words and phrases as used herein shall have the following meanings:
Section 1.1“ACCOUNT” means the bookkeeping Account maintained for a Participant to which Deferrals (including all Deferrals denominated as Deferred Stock Units) and Annual Grants, plus any earnings thereon, are credited.
Section 1.2“ANNUAL EQUITY GRANT” means the equity award of a number of restricted stock units having a specified dollar value granted by the Company to Directors on an annual basis as part of their annual compensation for serving as a Director, such number of restricted stock units being determined by dividing the closing price of IDEXX Stock on the grant date by the specified dollar value.
Section 1.3“ANNUAL RETAINER” means the annual cash retainer paid by the Company to Directors.

Section 1.4“BENEFICIARY” means the person that the Participant designates to receive any unpaid portion of the Participant's Account balance should the Participant's death occur before the Participant receives the entire Account balance. If the Participant does not designate a beneficiary, his Beneficiary shall be his spouse if he is married at the time of his death, or his estate if he is unmarried at the time of his death.
Section 1.5“BOARD OF DIRECTORS” means the Board of Directors of IDEXX Laboratories, Inc.
Section 1.6“CHANGE IN CONTROL” means, solely for purposes of this Plan, the occurrence of one or more of the following events with respect to the Company:
(a)Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership, directly or indirectly, of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or
(b)Individuals constituting a majority of the members of the Company’s Board of Directors are replaced during any 12-month period by new directors whose appointment or election is not approved by a majority of the members of the Company’s Board of Directors serving immediately before the appointment or election of any such new directors; or
(c)A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of determining whether a Change in Control has occurred, the term "person" shall have the meaning given in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the term "beneficial owner" shall have the meaning given in Rule 13d-3 under the Exchange Act.
Section 1.7“CODE” means the Internal Revenue Code of 1986, as amended.
Section 1.8“COMPANY” means IDEXX Laboratories, Inc. and any subsidiary designated as a participating entity by the Plan Administrator.
Section 1.9“DEFERRALS” means amounts deferred under the Plan pursuant to Article III and allocated to a Participant's Account. No money or other assets will actually be contributed to such Accounts.
Section 1.10“DEFERRED STOCK UNIT” means a notional interest in one share of IDEXX Stock. Each Deferred Stock Unit shall be equivalent in value to one share of IDEXX Stock and shall be subject to the terms of the 2018 Stock Incentive Plan.
Section 1.11“DIRECTOR” means a non-employee member of the Board of Directors.

Section 1.12“DISABLED” means that a Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
Section 1.13“EFFECTIVE DATE” means the effective date of this restated plan document, generally January 1, 2005.
Section 1.14“EQUITY GRANT DEFERRAL ELECTION” means an election to receive a grant of a number of Deferred Stock Units in lieu of an Annual Equity Grant for a particular calendar year, which number of Deferred Stock Units shall be equal to the number of restricted stock units that would have been granted to the Participant as the Annual Equity Grant absent such election.
Section 1.15“IDEXX STOCK” means Common Stock of IDEXX Laboratories, Inc.
Section 1.16“OTHER COMPENSATION” means cash compensation paid to a Director, other than the Annual Retainer, including (without limitation) meeting fees, and annual fees for committee memberships and committee chairs.
Section 1.17“PARTICIPANT” means a Director who participates in the Plan.
Section 1.18“PLAN” means this Director Deferred Compensation Plan, as it may be amended from time to time.
Section 1.19“PLAN ADMINISTRATOR” means the Chief Human Resources Officer of IDEXX Laboratories, Inc. or any person or entity designated by the Chief Human Resources Officer.
Section 1.20“PLAN YEAR” means the 12-month period beginning January 1 and ending December 31.
Section 1.21“RETAINER DEFERRAL ELECTION” means a deferral election of all or any portion of the Participant’s Annual Retainer and/or Other Compensation.
Section 1.22“UNFORESEEABLE EMERGENCY” means a severe financial hardship to the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
Article II
ELIGIBILITY AND PARTICIPATION
Section 2.1ELIGIBILITY. Each Director shall be eligible to become a Participant in the Plan immediately upon the commencement of his or her membership on the Board.
Section 2.2PARTICIPATION. A Director may become a Participant in the Plan by making the applicable election described in Section 3.1 and/or Section 3.2(b) below (as applicable). A Director’s participation will commence with the first quarterly payment of the Annual Retainer paid, or the first Annual Equity Grant, after the completion of the Participant’s deferral election (as applicable). Each Director shall remain a Participant under the Plan until all amounts credited to the Participant's Account Balance have been distributed to the Participant or the Participant's Beneficiary.
Article III
DEFERRALS; ANNUAL GRANTS; VESTING
Section 3.1DEFERRALS OF ANNUAL RETAINER AND OTHER COMPENSATION
(a)General. A Participant who elects to defer a portion of the Participant’s Annual Retainer and/or Other Compensation shall make, subject, to Sections 3.1(b) - (d) below, a Retainer Deferral Election by completing and returning to the Plan Administrator (or his or her designee) a written election on the form prescribed by the Plan Administrator. In general, a Participant’s Retainer Deferral Election shall be made between December 1 and December 31 of the year immediately preceding the year in which the Annual Retainer and/or Other Compensation (as applicable) will be earned, and shall become irrevocable with respect to a Plan Year as of December 31 of such preceding year. However, a Director who shall first become eligible to participate in the Plan or any similar non-qualified deferred compensation plan of the Company after the time specified for making a Retainer Deferral Election under the Plan for the Plan Year as provided in the preceding sentence may make his or her initial Retainer Deferral Election within 30 days after first becoming eligible, such election to apply only to the Annual Retainer and/or Other Compensation (as applicable) to be earned for services provided during the remainder of such Plan Year.
A Participant’s Retainer Deferral Election shall remain in effect until the date on which such Participant ceases to be a Director, or until he or she modifies such election on a prospective basis with respect to a subsequent Plan Year (in accordance with the requirements of subsection (a) above and any applicable procedures prescribed by the Plan Administrator, which may include, without limitation, the Plan Administrator periodically confirming the status of prior Retainer Deferral Elections with the Participant). Notwithstanding the foregoing, the Retainer Deferral Election of a Participant who shall receive a distribution from the Plan on account of an Unforeseeable Emergency shall be canceled for the remainder of the Plan Year, as soon as administratively practicable following the approval of such distribution, and may not resume unless and until the Participant shall make a new Retainer Deferral Election for a future Plan Year.
(b)Plan Years Ending On or Before December 31, 2005. For Plan Years ending on or before December 31, 2005, a Participant shall be required to defer 50% of his or her Annual Retainer, which shall be credited to his or her Account in the form of Deferred Stock Units. For such Plan Years, a Participant may elect to defer any or all of the remaining portion of such Annual Retainer and any or all of his or her Other Compensation for a Plan Year.
(c)Plan Years Beginning On or After January 1, 2006. For Plan Years beginning on and after January 1, 2006, a Participant may elect to defer receipt of all, but not less than all, of his or her Annual Retainer payable for any Plan Year, and a Participant shall not be permitted to defer the receipt of any Other Compensation under the Plan.
(d)Plan Years Beginning On and After January 1, 2007. For Plan Years beginning on and after January 1, 2007, a Participant may elect to defer receipt of all or any portion of his or her Annual Retainer and/or Other Compensation payable for any Plan Year, in accordance with subsection (a) of this Section.

Section 3.2ANNUAL GRANTS.

(a)For Plan Years Beginning on January 1, 2006 and Ending with the Plan Year Beginning January 1, 2021. For Plan Years beginning on January 1, 2006 and ending with the Plan Year beginning January 1, 2021, the Board may make an annual grant to Directors of a number of Deferred Stock Units having a specified dollar value. The number of Deferred Stock Units granted to a Director shall be determined by dividing the closing price of IDEXX Stock on the grant date by such specified dollar value.
(b)For Plan Years Beginning on or After January 1, 2022. For Plan Years beginning on or after January 1, 2022 and ending with the Plan Year beginning January 1, 2025, a Participant who elects to defer the Participant’s Annual Equity Grant, shall make an Equity Grant Deferral Election by completing and returning to the Plan Administrator (or his or her designee) a written election on the form prescribed by the Plan Administrator. In general, a Participant’s Equity Grant Deferral Election shall be made between December 1 and December 31 of the year immediately preceding the year in which the Annual Equity Grant is granted to Directors, and shall become irrevocable with respect to a Plan Year as of December 31 of such preceding year. For Plan Years beginning January 1, 2026, (x) a Participant’s Equity Grant Deferral Election in place for the immediately preceding Plan Year shall remain in effect until such Participant ceases to be a Director, or until he or she modifies such election on a prospective basis with respect to a subsequent Plan Year (in accordance with the requirements of this subsection (b) and any applicable procedures prescribed by the Plan Administrator, which may include, without limitation, the Plan Administrator periodically confirming the status of prior Equity Grant Deferral Elections with the Participant), and (y) a Director who does not have an Equity Grant Deferral Election in place and who elects to defer his or her Annual Equity Grant, shall make an Equity Grant Deferral Election by completing and returning to the Plan Administrator (or his or her designee) a written election on the form prescribed by the Plan Administrator on or before December 31 of the year immediately preceding the year in which the Annual Equity Grant is granted, which election shall become irrevocable with respect to a Plan Year as of December 31 of such preceding year and shall remain in effect for subsequent Plan Years in accordance with the terms of this subsection (b). Notwithstanding the foregoing, the Equity Grant Deferral Election of a Participant who shall receive a distribution from the Plan prior to the grant date of the Annual Equity Grant in that Plan Year on account of an Unforeseeable Emergency shall be canceled for that Plan Year, and may not resume for any subsequent Plan Year unless and until the Participant shall make a new Equity Grant Deferral Election for such subsequent Plan Year.
Section 3.3VESTING.

(a)Retainer and Other Compensation Deferrals. A Participant’s interest in Deferrals made under Section 3.1 of the Plan shall be fully vested and non-forfeitable at all times.
(b)Annual Grants Deferrals. Each grant of Deferred Stock Units, including pursuant to an Equity Grant Deferral Election made on or after December 1, 2021, shall vest in accordance with the vesting schedule set forth in the applicable award agreement; provided, however, that a Participant’s interest in his or her unvested Deferred Stock Units shall vest upon the earliest to occur of a Change in Control, the Participant’s death, or the Participant’s Disability.

Article IV
INVESTMENT OF DEFERRALS; DISTRIBUTIONS
Section 4.1INVESTMENT OF DEFERRALS. All amounts deferred under the Plan shall be credited to the Participant’s Account and shall be deemed to be invested in notional shares of IDEXX Stock, denominated as Deferred Stock Units. The number of Deferred Stock Units credited to a Participant’s Account with respect to any elective or mandatory deferral shall be determined by dividing the amount of the deferral by the closing price of one share of IDEXX Stock on the conversion date established by the Plan Administrator with respect to any deferral period, which conversion date shall not be later than 30 days after the end of the deferral period.

Section 4.2DISTRIBUTIONS.

(a)Subject to the limitations set forth in this Section, a Participant shall be permitted to elect the form or timing of the distribution of his or her benefits under the Plan. A Participant shall make a distribution election with respect to deferrals pursuant to a Retainer Deferral Election and/or an Equity Grant Deferral Election for any Plan Year by completing and returning to the Plan Administrator (or his or her designee) a written election on the form prescribed by the Plan Administrator. A Participant’s election shall be made at the same time as he or she makes a Retainer Deferral Election and/or an Equity Grant Deferral Election under Sections 3.1(a) and 3.2(b), respectively, above.
(b)A Participant may choose to receive his or her benefits under the Plan at the time and in the form selected from the following alternatives:
(i)with respect to deferrals before January 1, 2022, (x) a single lump sum as soon as practicable on or after the first business day following the first anniversary of his or her last day of service on the Board of Directors; or (y) with respect to deferrals on and after January 1, 2011, on a nondiscretionary and objectively determinable date (a “Fixed Date”) in a single lump sum payable as soon as practicable on or after the Fixed Date or in equal annual installments over a period of four (4) years commencing as soon as practicable on or after the Fixed Date; and
(ii)with respect to deferrals on or after January 1, 2022, (x) a single lump sum as soon as practicable on or after the first business day following his or her last day of service on the Board of Directors; or (y) on a Fixed Date in a single lump sum payable as soon as practicable on or after the Fixed Date or in equal annual installments over a period of four (4) years commencing as soon as practicable on or after the Fixed Date
If no timely election is returned to the Plan Administrator, a Participant’s benefits shall be distributed in a single lump sum as soon as practicable on or after (i) in respect of Deferred Stock Units credited to the Participant’s Account prior to January 1, 2022, the first business day following the first anniversary of his or her last day of service on the Board of Directors; and (ii) in respect of Deferred Stock Units credited to the Participant’s Account on or after January 1, 2022, the first business day following his or her last day of service on the Board of Directors. Notwithstanding the foregoing: (x) the Participant’s benefit shall be distributed in a single lump sum as soon as practicable on or after a Change in Control of the Company; and (y) a Participant’s benefit shall be distributed to his or her personal representative if the Participant should die prior to the otherwise elected or scheduled distribution date as set forth herein.

(c)A Participant’s election as to the distribution of benefits previously deferred under the Plan may be modified only subject to the following requirements:
(i)such change in a distribution election shall be made in writing using such forms and in accordance with such procedures as the Plan Administrator shall prescribe;
(ii)no change in a distribution election may take effect until 12 months after the date on which the change in election is made;
(iii)a Participant may not modify an election to receive a fixed schedule of payments within 12 months of the first scheduled payment date, and
(iv)a change in a Participant’s distribution election must defer the date of the distribution by at least 5 years from the date the distribution would otherwise have been made.
An installment form of distribution shall be treated as an entitlement to receive a single payment, as described in Treasury Regulations § 1.409A-2(b)(2)(iii), for purposes of applying the requirements relating to the timing and effect of subsequent change in a distribution election.
(d)Upon application by the Participant, if the Plan Administrator determines that a Participant has experienced an Unforeseeable Emergency, the Plan Administrator may authorize the distribution of all or a portion of the Participant’s benefits under the Plan. The amount distributed with respect to the Unforeseeable Emergency must not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
(e)All benefit distributions shall be made in the form of shares of IDEXX Stock equal to the number of Deferred Stock Units credited to the Account of the Participant (in the case of a lump sum distribution), or equal to the number of Deferred Stock Units subject to distribution as of the applicable distribution date (in the case of distributions to be made in installments).
Article V
ADMINISTRATIVE PROCEDURES
Section 5.1GENERAL. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall establish such procedures and rules as he or she, in his or her sole discretion, shall deem appropriate regarding the making of deferral elections and distributions, and all other administrative items for this Plan, in all events consistent with the written terms of the Plan and Section 409A of the Code.

Section 5.2PLAN INTERPRETATION. The Plan Administrator shall have the authority and responsibility to interpret and construe the Plan and to decide all questions arising thereunder, including without limitation, questions of eligibility for participation, eligibility for deferrals, Account status, and the timing of the distribution thereof, and shall have the authority to deviate from the literal terms of the Plan only to the extent the Plan Administrator shall determine, in his or her sole discretion, to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law, including, without limitation, Code Section 409A. In no event shall the Plan Administrator use its authority or discretion to accelerate the timing of benefit distributions under the Plan.

Section 5.3RESPONSIBILITIES AND REPORTS. The Plan Administrator may, pursuant to a written instruction, name other persons to carry out specific responsibilities. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports that are furnished by any accountant, controller, counsel, or other person who is employed or engaged for such purposes.

Article VI
CLAIMS PROCEDURE
Section 6.1DENIAL OF CLAIM FOR BENEFITS. Any denial by the Plan Administrator of any claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Plan Administrator and delivered or mailed to the Participant or Beneficiary. The Plan Administrator shall furnish the claimant with notice of the decision not later than 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the final decision. The notice of the Plan Administrator's decision shall be written in a manner calculated to be understood by the claimant and shall include (i) the specific reasons for the denial, including, where appropriate, references to the Plan, (ii) any additional information necessary to perfect the claim with an explanation of why the information is necessary, and (iii) an explanation of the procedure for perfecting the claim.

Section 6.2APPEAL OF DENIAL. The claimant shall have 60 days after receipt of written notification of denial of his or her claim in which to file a written appeal with the Plan Administrator. As a part of any such appeal, the claimant may submit issues and comments in writing and shall, on request, be afforded an opportunity to review any documents pertinent to the perfection of his or her claim. The Plan Administrator shall render a written decision on the claimant's appeal ordinarily within 60 days of receipt of notice thereof but, in no case, later than 120 days.
Article VII
FUNDING
Section 7.1FUNDING. The Company shall not segregate or hold separately from its general assets any amounts credited to Participant Accounts, and shall be under no obligation whatsoever to fund in advance any amounts under the Plan, including Deferrals and earnings thereon.

Section 7.2INSOLVENCY. In the event that the Company becomes insolvent, all Participants and Beneficiaries shall be treated as general, unsecured creditors of the Company with respect to any amounts credited to Participant Accounts.

Article VIII
AMENDMENT AND TERMINATION
The Company reserves the right to amend or terminate the Plan at any time by action of the Board or the Compensation Committee thereof; provided, however, that the Chief Human Resources Officer may approve amendments to the Plan that are primarily technical or administrative in nature (such as amendments that are necessary to bring the Plan into formal compliance with applicable law and do not materially alter the design or benefit structure of the Plan). Notwithstanding the foregoing, no such amendment or termination shall reduce any Participant's Account Balance as of the date of such amendment or termination, or accelerate the distribution of benefits to any Participant. Any distributions made in connection with the termination of the Plan shall be made: (a) not sooner than the last day of the 12th month after the termination date, (b) not later than the 24th month after the termination date, and (c) in all other ways in accordance with all applicable requirements of Section 409A of the Code.
Article IX
MISCELLANEOUS
Section 9.1NO EMPLOYMENT CONTRACT. The establishment or existence of the Plan shall not confer upon any individual the right to be continued as a Director.

Section 9.2NON-ALIENATION. No amounts payable under the Plan shall be subject in any manner to anticipation, assignment, or voluntary or involuntary alienation.

Section 9.3GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Maine to the extent not preempted by federal law.

Section 9.4INCAPACITY. If the Plan Administrator, in his or her sole discretion, deems a Participant or Beneficiary who is eligible to receive any payment hereunder to be incompetent to receive the same by reason of illness or any infirmity or incapacity of any kind, the Plan Administrator may direct the Company to apply such payment directly for the benefit of such person, or to make payment to any person selected by the Plan Administrator to disburse the same for the benefit of the Participant or Beneficiary. Payments made pursuant to this Section shall operate as a discharge, to the extent thereof, of all liabilities of the Company, the Plan Administrator and the Plan to the person for whose benefit the payments are made.

Section 9.5CONSTRUCTION OF TERMS. For purposes of the Plan, the singular shall include the plural, and vice versa and the masculine shall include the feminine.

Section 9.6BINDING UPON SUCCESSORS. The liabilities under the Plan shall be binding upon any successor, assign or purchaser of the Company or any purchaser of substantially all of the assets of the Company.

Section 9.7NO TRUST ARRANGEMENT. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights than the Company's other general creditors. Nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

Approved May 21, 2003
Restated on February 22, 2006
Restated on January 1, 2008
Restated on May 6, 2009
Restated on July 14, 2010
Restated on October 13, 2021
Restated on October 29, 2025